BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2008 Annual Report on Form 10-K

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Fiscal Year Ended
	June 29, 2008		Restated July 1, 2007		Restated July 2, 2006		Restated July 3, 2005		Restated June 27, 2004
Earnings
Income before income taxes	$29,609		$3,302		$158,514		$180,415		$208,937
Less: Equity income from equity investees	(3,588)		(3,303)		(4,174)		(5,336)		(7,876)
Add: Fixed charges	41,337		46,592		45,248		39,232		42,166
Distributed income of equity investees	2,800		4,879		4,633		5,967		4,392

Earnings as defined	$70,158		$51,470		$204,221		$214,178		$243,686

Fixed Charges
Interest expense	$37,554		$42,932		$40,085		$34,929		$35,694
Amortization of discounts related to indebtedness	569		759		829		758		758
Imputed interest on deferred revenue	—		—		1,177		1,196		1,213

Interest expense as reported	38,123		43,691		42,091		36,883		37,665

Amortization of deferred financing fees	1,414		1,173		1,708		1,233		3,778
Portion of rent expense relating to interest	1,800		1,728		1,449		1,116		723

Fixed charges as defined	$41,337		$46,592		$45,248		$39,232		$42,166

Ratio of earnings to fixed charges	1.7	x	1.1	x	4.5	x	5.5	x	5.8	x